EXHIBIT 10.7

                                    AGREEMENT

         This Agreement is made and entered into this 2nd day of February, 1996, superseding the agreement entered into on the 28th day of November, 1995 by and between Dover Downs, Inc., a Corporation of the State of Delaware (hereinafter called Dover Downs), and Cloverleaf Standardbred Owners Association, Inc., a Maryland Corporation (hereinafter called Cloverleaf) and is executed in duplicate original copies.

                                WITNESSETH THAT:

         WHEREAS, Dover Downs is licensed to conduct and is engaged in the business of conducting harness racing meetings at a harness racing track known as Dover Downs, located in Dover, Delaware; and

         WHEREAS, Cloverleaf's membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at Dover Downs and elsewhere in the United States and Canada, and Cloverleaf has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, drivers, and trainers of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for owners, drivers, and trainers of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers, and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible; and

         WHEREAS, the parties hereto desire to cooperate in promoting the popularity of the sport of harness racing, and in insuring the continuity of harness racing at Dover Downs for the best interests of the parties hereto and the public; and

         WHEREAS, the parties hereto believe that the amount of parimutuel wagering at Dover Downs is the best basis upon which to fix the financial arrangements between the parties.

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         In consideration of the premises, the covenants set forth herein, and other considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       Term of Agreement

                  The provisions of this Agreement shall apply to and govern every harness racing meeting conducted by or at Dover Downs effective February 1, 1996, and continuing through June 30, 1998.

         2.       Basic Purse Distribution

                  A. Subject to Paragraphs 3, 5, and 6 below, the following schedule states the percentage of Dover Downs' 12-1/2% retained share of pari-mutuel handle plus breakage that shall be distributed as racing purses at all meetings conducted at Dover Downs during the term of this Agreement. The percentages specified below shall apply to the full dollar amount of the pari-mutuel commissions retained by Dover Downs at the levels of daily handles stated opposite such percentages.

           Levels of Average                       Percentage
          Daily Dollar Handle                      For Purses
          -------------------                      ----------

Up to $150,000                                       48-1/2%

$150,000 - $159,999                                    49%

$160,000 - $164,999                                  49-1/2%

$165,000 and Over                                      50%



                  B. Over and above the purses payable under 2 (A) above, Dover Downs shall add to such purses the dollar amounts provided by Delaware law in Chapter 5 Title 28 ss.556 subsections (b) and (c) prior to recodification of Chapter 100 Title 3 ss.10057(b) of the Delaware Code. Dover Downs shall further distribute in purses one-half of the dollar amount of any gross

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income it receives by reason of legislation raising its authorized pari-mutuel commission including breakage above that allowed under existing law as of January 1, 1979; provided however, that for purposes of this provision, any legislation providing Dover Downs with a credit against the amount of tax on pari-mutuel and totalizator pools shall not be deemed to constitute "gross income" received by Dover Downs by reason of such legislation.

                  C. For every harness racing meet conducted by or at Dover Downs during the term of this Agreement, a minimum of four (4) races on average per race night shall be written and, if possible, filled for Delaware-owned horses. The purses for these aforesaid events shall be 20% greater than purses for the same class not restricted to Delaware owned horses. For purposes of this paragraph, Delaware-owned shall be defined as a horse wholly owned by a Delaware United States Trotting Association (USTA) member(s) who has not had an address other than Delaware with the USTA for at least one year race in which the horse is entered. In case of a leased horse, all leaseholders and owners of the horse must be Delaware residents. A committee will be appointed by Cloverleaf to resolve any disputes regarding eligibility and its decision shall be final.

                  D. During the term of this Agreement, Dover Downs, at least once every month during any race meeting conducted by Dover Downs, shall pay directly to the drivers of the horses whose owners are entitled to receive a portion of the purse money an amount equal to 5% of the purse money, which amount shall be credited against the purses required to be paid to the owners of such horses. In no event shall the aggregate payment made by Dover Downs on account of purses and other items specified in Paragraph 5 be increased beyond the applicable percentage for purses at the correct level of average daily dollar handle of Dover Downs' retained share of its pari-mutuel handle and breakage.

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         3.       Projection of Purses and Carry-over of Purse Money

                  A. Following the first week of any meeting, the specifications of the applicable purses for each week, in accordance with Paragraph 2, shall be projected on the basis of the average weekly handle during the preceding week or weeks of the meeting, with consideration given to seasonal fluctuation of handle, so as to maintain a reasonably uniform purse distribution schedule throughout the Dover Downs meetings each year.

                  B. (i) If any purse money due under Paragraph 2 has not been fully distributed at any meeting covered by this Agreement, the amount due shall be carried over and distributed in purses at the next meeting covered by this Agreement. Any underpayment of purse money under the last two preceding Agreements between Dover Downs and Cloverleaf dated November 30, 1994, and November 28, 1995, shall likewise be added to the purse money payable under Paragraph 2.

                     (ii) If the purses actually paid at any meeting covered by this Agreement exceed the amount due under Paragraph 2, the amount of the excess payment shall be deducted from the purses otherwise payable at the next meeting covered by this Agreement. Any overpayment of purses during the last meeting conducted under the previous agreement between Dover Downs and Cloverleaf entered into on November 28, 1995 shall likewise be deducted from the purse money payable under Paragraph 2 of this Agreement.

         4.       Minimum and Maximum Purses

                  At all meetings conducted at Dover Downs, the minimum and maximum purse payable by Dover Downs for any pari-mutuel betting race shall be agreed upon by Cloverleaf representatives and Dover Downs.


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        5.       Arrangements with Cloverleaf

                  A. Dover Downs will pay to Cloverleaf, in diminution of and as a credit against the percentages specified in Paragraph 2, a sum equal to two percent (2%) of Dover Downs, commissions on that year's pari-mutuel handle and breakage to compensate Cloverleaf for its expenses, provided that Cloverleaf's representation of a majority of the horsemen racing at meetings conducted by Dover Downs has been demonstrated by the horsemen's adherence to and recognition of this Agreement. Such sum shall be paid in monthly installments no later than seven (7) days after the conclusion of each month of each racing meeting covered by this Agreement.

                  B. When this Agreement and any succeeding Agreement between Cloverleaf and Dover Downs has expired and there is no agreement in effect between them providing otherwise, any underpayment of purses due under this Agreement shall be payable to horsemen who participated in the last Dover Downs' meet covered by this Agreement and both parties shall take whatever action is required to accomplish such payment.

                     In order to minimize any overpayment of purses under this Agreement, Cloverleaf and Dover Downs will meet regularly to make adjustments to the purse account if necessary. These adjustments will include lowering the minimum purse if such action is warranted.

                  C. Dover Downs shall provide an office for the use of a Cloverleaf representative on its racing grounds.

                  D. Representatives of Dover Downs will be available at reasonable times to consult with Cloverleaf representatives concerning any matters pertaining to the provisions of this Agreement and/or the conduct of races, maintenance of the receiving stable area, the race track, paddock and training areas.

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                  E. Dover Downs shall pay the incurred premiums of insurance administered by Cloverleaf for grooms, second trainers, trainers, and drivers. Insurance premiums shall be paid bimonthly upon presentation of a bill from Cloverleaf. The premiums shall be in diminution of and as a credit against purse money payable under this Agreement as specified in Paragraph 2.

                  F. Dover Downs agrees to cooperate with Cloverleaf in its effort to provide education, promotional material and public relations regarding harness racing, pari-mutuel betting, and horse ownership. It is understood by both parties that Cloverleaf plans to staff a position to accomplish these matters. Subject to mutual agreement on a budget, the parties will cooperate in obtaining funds generated from the purses established in Chapter 48 Title 29 of the Delaware Code Subsection (b)(3)(b)(iv).

                  G. Cloverleaf acknowledges that certain legislative effort will be required in Delaware in order to amend the Horse Racing Redevelopment Act. Cloverleaf's membership will fully support and help lobby for all reasonable amendments insofar as they do not negatively impact horsemen's issues.

         6.       Simulcast wagering

                  A. (i) Dover Downs agrees to distribute to Cloverleaf, via the purse pool, the basic purse distribution in Paragraph 2 (A) and (B) above based on the total wagering at Dover Downs on simulcast wagering revenue from intrastate and interstate simulcasting of standardbred and thoroughbred races from such tracks as mutually agreed. Dover Downs may deduct from the basic purse distribution fifty percent (50%) of the cost of transmission (host commission, satellite dish rental, decoder cost, and line costs only), provided that Cloverleaf's share of the transmission costs does not exceed $1,000 per day regardless of the number of simulcast signals received per day.


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                           (ii) Notwithstanding the simulcast purse distribution
and deductions in 6(A)(i), if Dover Downs races a minimum of 70 days in calendar year 1996 with 13 races each day starting February 9, 1996, Dover-Downs shall deduct from the basic purse distribution an additional 3% of all simulcast handle from March 1, 1996 through February 28, 1997. This additional 3% may be extended from March 1, 1997 through February 28, 1998 provided that Dover Downs commits by December 31, 1996 that it will, and does, race a minimum of 70 days in 1997.

                           (iii) Dover Downs agrees that if it conducts a
minimum of 70 days of racing in calendar years 1996 and/or 1997 with 13 races each day starting February 9, 1996 that:

                                 (a) All reasonable effort will be made to
conduct the racing in not less than a fourteen (14) week period.

                                 (b) Any days lost to weather, acts of God,
technical problems, or human error, will not be rescheduled if such event also causes Dover Downs Slots to cease operations at least two hours before scheduled post time for the first race that day.

                  B. Dover Downs agrees to distribute to Cloverleaf, via the purse pool and subject to the provisions of Paragraph 5, fifty percent (50%) of any monies received from Delaware Park in consideration for Dover Downs permitting Delaware Park to receive simulcasts of harness races during any of Dover Downs' live race meets conducted during the term of this agreement.

                  C. Dover Downs shall furnish to Cloverleaf daily a summary of handle and distribution of takeout and breakage report.




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                  D. Each Monday morning following the week of simulcast
wagering, Dover Downs shall send to Cloverleaf a summary report showing the accumulation of the net wagering revenue that has been added to the purse pool at Dover Downs.

                  E. A simulcasting contract with an out-of-state track is subject to the approval of Cloverleaf which approval shall not be unreasonably withheld. Without such approval, Dover Downs will not take the simulcast signal of another track for the purpose of conducting wagering on that signal.

                  F. Approval of a simulcast agreement may be terminated by either party by giving the other party fifteen (15) days prior written notice of termination.

         7.       Stake and Early Closing Events

                  Not more than 8% of the total purse money payable to the horsemen, during each race meet, shall be paid for Stake and Early Closing events.

         8.       On-Track Driver Insurance

                  Dover Downs shall provide driver accident and disability insurance with a minimum of $10,000 death benefit, $20,000 medical expenses, and $200 a week disability income extending for 104 weeks subject to no more than a seven-day waiting period. This coverage will be provided on race days, non-race days during the race meet when the track is available for training and for three
(3) days prior to each race meeting covered under this Agreement.

         9.       Stall Assignments and Racing Privileges

                  Nothing in this Agreement shall be deemed to limit or restrict in any manner the absolute discretion of Dover Downs to assign stalls and/or grant racing privileges to owners and trainers whether or not members of Cloverleaf, except that stall space and/or racing privileges shall not be denied by reason of membership in, or activity on behalf of, Cloverleaf or a duly

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constituted horsemen's committee. Notwithstanding this paragraph, it is understood that Dover Downs does not contemplate opening its barn area and providing stabling facilities during the term of this Agreement.

         10.      Controlling Law and Regulation

                  The interpretation of the provisions of this Agreement shall be governed by the law of Delaware. If and to the extent that any provision or provisions of this Agreement is or are inconsistent with any Delaware Statute, law or any regulation of the Delaware State Harness Racing Commission, such provision or provisions shall be deemed to be superseded by such law or regulation as the case may be.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their respective Officers as of the date first above written.


Witness:                                         DOVER DOWNS INC.



/s/ Pamela Hatfield                              By: /s/ Denis McGlynn
- -------------------                                  ---------------------------
                                                         Denis McGlynn
                                                         President



Witness:                                         CLOVERLEAF STANDARDBRED OWNERS
                                                      ASSOCIATION, INC.



/s/ Charles B. Lockheart                         By: /s/ Gerald W. Brittingham
- ------------------------                             ---------------------------
                                                         Gerald W. Brittingham
                                                         President